AMENDEMENT NO. 2 TO
FORM 8-A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934
Solectron Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-2447045

(State of incorporation or	(I.R.S. Employer Identification No.)
organization)
847 Gibraltar Drive
Milpitas, California 95035

(Address of principal executive offices)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
     Securities Act registration statement file number to which this form relates: Not applicable.
     Securities to be registered pursuant to Section 12(g) of the Act: None

     The undersigned registrant hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed July 13, 2001, as amended by Amendment No. 1 to Form 8-A filed December 4, 2001 (as so amended, the “Amended Form 8-A”), for its Rights to Purchase Series A Participating Preferred Stock of the registrant, as set forth in the Amended Form 8-A and the exhibits thereto.
Item 1. Description of Registrant’s Securities to Be Registered.
     Item 1 of the Amended Form 8-A is herby amended to add the following paragraph as the last paragraph of Item 1:
     On November 20, 2006, the Company entered into an Amendment No. 2 (the “Amendment”) to its Preferred Stock Rights Agreement, dated as of June 29, 2001, as amended on December 3, 2001 (as so amended, the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment provides that the Rights (as defined in the Rights Agreement) will expire at the close of business on November 27, 2006. The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.3 hereto and is incorporated by reference herein.
Item 2. Exhibits

Exhibit No.	Exhibit

4.1*	Preferred Stock Rights Agreement dated June 29, 2001 between Solectron Corporation and Fleet National Bank, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively

4.2*	Amendment No. 1 to Preferred Stock Rights Agreement dated December 3, 2001 between Solectron Corporation and EquiServe Trust Company, N.A.

4.3	Amendment No. 2 to Preferred Stock Rights Agreement dated November 20, 2006 between Solectron Corporation and Computershare Trust Company, N.A. (successor in interest to EquiServe Trust Company, N.A.)

*Previously filed

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 21, 2006	SOLECTRON CORPORATION
/s/ Todd DuChene
Todd DuChene
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1*	Preferred Stock Rights Agreement dated June 29, 2001 between Solectron Corporation and Fleet National Bank, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively

4.2*	Amendment No. 1 to Preferred Stock Rights Agreement dated December 3, 2001 between Solectron Corporation and EquiServe Trust Company, N.A.

4.3	Amendment No. 2 to Preferred Stock Rights Agreement dated November 20, 2006 between Solectron Corporation and Computershare Trust Company, N.A. (successor in interest to EquiServe Trust Company, N.A.)

*Previously filed